Exhibit 99.1
Bright Horizons Family Solutions Reports First Quarter of 2020 Financial Results
WATERTOWN, MA - (Business Wire - May 6, 2020) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help leading employers support employees across life and career stages, today announced financial results for the first quarter of 2020 and provided an update on the status of current operations resulting from the COVID-19 pandemic.
First Quarter 2020 Highlights (compared to first quarter 2019):

•	Revenue of $506 million (increase of 1%)

•	Income from operations of $43 million (decrease of 31%)

•	Net income of $31 million and diluted earnings per common share of $0.52 (decreases of 27%)
Non-GAAP measures

•	Adjusted income from operations* of $49 million (decrease of 23%)

•	Adjusted EBITDA* of $81 million (decrease of 13%)

•	Adjusted net income* of $44 million and diluted adjusted earnings per common share* of $0.74 (decreases of 9%)
“The COVID-19 pandemic has created conditions unlike anything our business has ever experienced, but it has also highlighted our deep commitment to our clients and communities, and most importantly the role Bright Horizons plays in supporting working parents,” said Stephen Kramer, Chief Executive Officer. “We are proud and grateful for the opportunity to support front line health care workers and other essential workers by caring for their children so they can be present and focused on their critical work.”
“At the same time we are prioritizing the health and well-being of the children, families and staff in our centers, we also implemented a set of actions to strengthen the Company’s financial position and liquidity. While these are difficult and unprecedented circumstances, I remain highly confident in our long-term strategy, the strength and value of our client relationships and our experienced team’s ability to successfully navigate through these challenging times.”
COVID-19 Response Update
As we previously disclosed, the COVID-19 pandemic has substantially disrupted Bright Horizons’ global operations. Our primary focus and attention has been and continues to be on the health and safety of the children and families we serve, along with the teachers and staff at our centers. Our services continue to be critically important to first responders, scientists, and health care and medical professionals, as well as the many support industries facilitating their work, all of whom are working tirelessly to respond to COVID-19. In mid-March, in response to the growing challenges presented by COVID-19, we began the temporary closure of a significant portion of our centers, while continuing to operate critical health care client and “hub” centers to provide care and support services to the children whose parents are working on the front lines of the response. These centers are operating with special COVID-19 protocols in place in order to protect the health and safety of the children and staff, including social distancing procedures for pick-up and drop-off, daily health checks, the use of face masks by our staff, limited capacity, and enhanced hygiene and cleaning practices. At this time, we cannot anticipate when the majority of our centers will re-open and there is no assurance that centers currently open will continue to fully operate. Below is an update on the status of our operations and the actions we have taken in response to COVID-19.
United States: We are operating approximately 150 centers, most of which are employer-sponsored centers, and have temporarily closed approximately 570 centers. In eight of the open centers, we have partnered with a consortium of clients and not-for-profit organizations to provide vital child care and early education services specifically designated for first responders in some of the hardest hit communities across the country, such as Detroit, Seattle and Washington, DC. We are continuously monitoring guidance and taking direction from medical experts, the Centers for Disease Control and Prevention (CDC) and local, state and federal government authorities in order to determine the timing and cadence of re-opening our temporarily closed centers.
United Kingdom: We are operating approximately 35 centers, and have temporarily closed approximately 280 centers. We are continuously monitoring guidance from the U.K. health authorities in order to determine the timing and cadence of re-opening our temporarily closed centers.
Netherlands: We operate approximately 60 centers in the Netherlands which have remained operational under the Dutch government mandate that requires nurseries to remain open to serve the children of parents who work in vital professions, such as health care or emergency services. On April 21, 2020, the Dutch government announced updated protocols to begin re-opening their economy, specifically announcing that schools will begin to re-open May 11, and we expect that nurseries will be open to all families as of that date.
Back-up Care and Educational Advisory: Our other service offerings — Back-up Care and Educational Advisory — currently remain operational for our clients and their employees. In response to the acute need for child care support during this pandemic, we have expanded Back-Up Care services to both our current clients and more than 50 new clients. We have experienced increased demand by our clients’ employee users for in-home care and reimbursed self-sourced care, as we work to support the families of essential workers as well as those who need additional support as a result of other child care and/or school closures.
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with approximately $50 million of cash and an undrawn $225 million multi-currency revolving credit facility at March 31, 2020. For the three months ended March 31, 2020, we generated approximately $64.1 million of cash from operations, compared to $107.0 million in 2019, and made modest investments in fixed assets and acquisitions of $13.0 million, compared to $60.6 million in the prior year. In addition to furloughing staff in temporarily closed centers and in related support functions in our corporate/home offices, we have suspended our share repurchase program and taken a number of steps to reduce discretionary spending and overhead support costs, and to prioritize investments in the most critical operating areas. Subsequent to the end of the first quarter, we completed the issuance and sale of 2.1 million shares of common stock to a private investor on April 21, 2020, resulting in proceeds of $250 million, and we amended and expanded the capacity under our revolving credit facility to $385 million, effective April 24, 2020.
First Quarter 2020 Results
Revenue increased $4.6 million, or 1%, in the first quarter of 2020 from the first quarter of 2019. Contributions from new and ramping full service child care centers, annual price increases, expanded sales and utilization of our back-up care and educational advisory services, and contributions from acquisitions completed since the first quarter of 2019, were offset by a decrease in tuition revenues in our full service child care centers as we began the temporary closure of centers in March 2020 as a result of required business/school closures and shelter-in-place mandates due to the COVID-19 pandemic.
Income from operations of $43.3 million for the first quarter of 2020 decreased from $62.9 million in the same 2019 period. The decrease in income from operations reflects lower gross margins in the full service center-based child care segment from the temporary closure of centers beginning in March 2020 as well as related impairment charges on long-lived assets of $5.0 million, partially offset by contributions from our back-up care segment on expanded sales and increased utilization, and contributions from enrollment gains in mature and ramping centers and new child care centers prior to the temporary closures. Net income was $30.7 million for the first quarter of 2020 compared to net income of $42.0 million in the same 2019 period, a decrease of $11.3 million, or 27%, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted earnings per common share was $0.52 for the first quarter of 2020 compared to $0.71 in the same 2019 period.
In the first quarter of 2020, adjusted EBITDA decreased $12.4 million from the first quarter of 2019, or 13%, to $81.5 million, and adjusted income from operations decreased $14.4 million, or 23%, to $49.0 million, due primarily to the decrease in gross profit in the full service center-based child care segment. Adjusted net income decreased by $4.2 million, or 9%, to $43.6 million, due to the decrease in income from operations, partially offset by a lower effective tax rate. Diluted adjusted earnings per common share was $0.74 compared to $0.81 in the first quarter of 2019.
As of March 31, 2020, the Company had 1,094 child care and early education centers with the capacity to serve approximately 120,000 children and their families. As described above, approximately 250 child care centers with the capacity to serve 32,000 children remain open after the temporary center closures due to the COVID-19 pandemic.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, the excess of lease expense over cash lease expense (prior to fiscal 2020), stock-based compensation expense, impairment costs, transaction costs and duplicative corporate office costs. Adjusted income from operations represents income from operations before impairment costs, transaction costs and duplicative corporate office costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs, transaction costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
2020 Outlook
At this time, the duration and scope of the ongoing business disruption, including the pace of re-opening and ramping temporarily closed centers, cannot be predicted, and is dependent on many interdependent variables and decisions by government authorities and our client partners. As previously disclosed, the negative financial impact to our results and future financial or operational performance, including our annual performance for 2020, cannot be reasonably estimated. Therefore, we do not expect to provide financial guidance for fiscal 2020.
We will continue to work with our local teams on the operational decisions and prudently managing our spending to support the current operations, while preparing for the re-opening of the remainder of our business. While these are unprecedented circumstances, our value proposition to families, staff and clients remains the same — to provide high-quality child care and early education, dependent care, and workforce education services. These challenging times highlight our crisis management abilities, our critical role in the business continuity plans of our client partners, and the value that our unique service offering provides to the families and clients we serve. We remain confident in our business model, the strength of our client partnerships, the strength of our balance sheet and liquidity position, and in our ability to respond to changing market conditions.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the first quarter 2020, and the Company’s updated business and near term operating expectations.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer.  Replays of the entire call will be available through May 27, 2020 at 1-844-512-2921, or, for international callers, 1-412-317-6671, conference ID #13698064. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, effects of COVID-19 on our operations, the continued operation of currently open centers, plans to resume operations at temporarily closed center locations, impact of government mandates, cost-saving initiatives, future financial performance, estimated effective tax rate and tax expense and our investments. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of required school and business closures and shelter-in-place mandates in response to the COVID-19 pandemic, including current conditions and future developments in the public health arena; the impact of COVID-19 on the global economy; the availability or lack of government supports; changes in the demand for child care, dependent care and other workplace solutions, including variation in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols as the economy re-opens; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2020, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons is a leading global provider of high-quality child care and early education, back-up care, and workplace employee services.  For over 30 years, Bright Horizons has been a champion for working families, designing and providing innovative solutions to help families, employers, and their employees better address the challenges of balancing work and family life.  Operating approximately 1,100 child care centers in the United States, the United Kingdom, the Netherlands, Canada and India, and serving more than 1,200 of the world’s leading organizations, Bright Horizons’ child care centers, back-up child and elder care, tuition program management, education advising, and student loan repayment programs help employees succeed at every life and career stage, both at work and at home. For more information, go to www.brighthorizons.com. Bright Horizons may occasionally disseminate material, nonpublic information on its website.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended March 31,
	2020	%	2019	%
Revenue	$506,323	100.0%	$501,758	100.0%
Cost of services	397,464	78.5%	374,811	74.7%
Gross profit	108,859	21.5%	126,947	25.3%
Selling, general and administrative expenses	57,369	11.4%	55,875	11.1%
Amortization of intangible assets	8,209	1.6%	8,162	1.6%
Income from operations	43,281	8.5%	62,910	12.6%
Interest expense — net	(10,206)	(2.0)%	(11,948)	(2.4)%
Income before income tax	33,075	6.5%	50,962	10.2%
Income tax expense	(2,343)	(0.4)%	(8,920)	(1.8)%
Net income	$30,732	6.1%	$42,042	8.4%

Earnings per common share:
Common stock — basic	$0.53		$0.73
Common stock — diluted	$0.52		$0.71

Weighted average common shares outstanding:
Common stock — basic	57,930,909		57,679,041
Common stock — diluted	58,878,784		58,752,384

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$49,230	$27,872
Accounts receivable — net	171,566	148,855
Prepaid expenses and other current assets	63,369	52,161
Total current assets	284,165	228,888
Fixed assets — net	609,459	636,153
Goodwill	1,389,649	1,412,873
Other intangible assets — net	295,337	304,673
Operating lease right-of-use assets	724,053	700,956
Other assets	48,331	46,877
Total assets	$3,350,994	$3,330,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Accounts payable and accrued expenses	188,423	167,059
Current portion of operating lease liabilities	86,252	83,123
Deferred revenue and other current liabilities	211,756	222,358
Total current liabilities	497,181	483,290
Long-term debt — net	1,025,844	1,028,049
Operating lease liabilities	722,602	685,910
Deferred income taxes	56,003	58,940
Other long-term liabilities	111,836	102,963
Total liabilities	2,413,466	2,359,152
Total stockholders’ equity	937,528	971,268
Total liabilities and stockholders’ equity	$3,350,994	$3,330,420

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,732	$42,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,221	26,462
Impairment losses on long-lived assets	4,970	—
Stock-based compensation expense	4,283	3,106
Deferred income taxes	(5,048)	3,796
Other non-cash adjustments — net	(691)	1,460
Changes in assets and liabilities	1,616	30,147
Net cash provided by operating activities	64,083	107,013
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(12,640)	(21,061)
Payments and settlements for acquisitions — net of cash acquired	(3,529)	(19,490)
Proceeds from the maturity of debt securities and sale of other investments	3,247	—
Purchases of other investments and debt securities	(42)	(20,011)
Net cash used in investing activities	(12,964)	(60,562)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility — net	—	(68,150)
Principal payments of long-term debt	(2,688)	(2,688)
Purchase of treasury stock	(32,658)	(60)
Taxes paid related to the net share settlement of stock options and restricted stock	(5,231)	(2,779)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	15,962	11,414
Payments of contingent consideration for acquisitions	(1,088)	—
Net cash used in financing activities	(25,703)	(62,263)
Effect of exchange rates on cash, cash equivalents and restricted cash	(1,203)	548
Net increase (decrease) in cash, cash equivalents and restricted cash	24,213	(15,264)
Cash, cash equivalents and restricted cash — beginning of period	31,192	38,478
Cash, cash equivalents and restricted cash — end of period	$55,405	$23,214

BRIGHT HORIZONS FAMILY SOLUTIONS INC. SEGMENT INFORMATION (In thousands) (Unaudited)

	Full service center-based child care	Back-up care	Educational advisory services	Total
Three Months Ended March 31, 2020
Revenue	$411,391	$74,167	$20,765	$506,323
Income from operations	16,747	22,239	4,295	43,281
Adjusted income from operations (1)	22,420	22,239	4,295	48,954
As a percentage of revenue	5%	30%	21%	10%

Three Months Ended March 31, 2019
Revenue	$418,320	$64,694	$18,744	$501,758
Income from operations	41,530	17,117	4,263	62,910
Adjusted income from operations(2)	41,530	17,550	4,263	63,343
As a percentage of revenue	10%	27%	23%	13%

(1)
Adjusted income from operations represents income from operations excluding $5.0 million of impairment costs for long-lived assets due to the impact of COVID-19 on our operations, and $0.7 million related to occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020, which have been allocated to the full service center-based child care segment.

(2)
Adjusted income from operations represents income from operations excluding expenses incurred in connection with completed acquisitions of $0.4 million, which have been allocated to the back-up care segment.

BRIGHT HORIZONS FAMILY SOLUTIONS INC. NON-GAAP RECONCILIATIONS (In thousands, except share data) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income	$30,732	$42,042
Interest expense — net	10,206	11,948
Income tax expense	2,343	8,920
Depreciation	20,012	18,300
Amortization of intangible assets (a)	8,209	8,162
EBITDA	71,502	89,372
As a percentage of revenue	14.1%	17.8%
Additional Adjustments:
Non-cash operating lease expense (b)	—	927
Stock-based compensation expense (c)	4,283	3,106
Other costs (d)	703	433
COVID-19 related costs (f)	4,970	—
Total adjustments	9,956	4,466
Adjusted EBITDA	$81,458	$93,838
As a percentage of revenue	16.1%	18.7%

Income from operations	$43,281	$62,910
As a percentage of revenue	8.5%	12.6%
Other costs (d)	703	433
COVID-19 related costs (f)	4,970	—
Adjusted income from operations	$48,954	$63,343
As a percentage of revenue	9.7%	12.6%

Net income	$30,732	$42,042
Income tax expense	2,343	8,920
Income before income tax	33,075	50,962
Stock-based compensation expense (c)	4,283	3,106
Amortization of intangible assets (a)	8,209	8,162
Other costs (d)	703	433
COVID-19 related costs (f)	4,970	—
Adjusted income before income tax	51,240	62,663
Adjusted income tax expense (e)	(7,594)	(14,851)
Adjusted net income	$43,646	$47,812
As a percentage of revenue	8.6%	9.5%

Weighted average common shares outstanding — diluted	58,878,784	58,752,384
Diluted adjusted earnings per common share	$0.74	$0.81

(a)
Represents amortization of intangible assets, including $5.0 million and $4.7 million for the three months ended March 31, 2020 and 2019, respectively, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents the excess of lease expense over cash lease expense (for periods prior to fiscal 2020).

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)
Other costs in the three months ended March 31, 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020 while we also continue to carry the costs for our existing corporate headquarters. Other costs in the three months ended March 31, 2019 relate to transaction costs incurred in connection with completed acquisitions.

(e)
Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 15% and 24% for the three months ended March 31, 2020 and 2019, respectively. The tax rate for 2020 represents a tax rate of approximately 27% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.

(f)	Represents impairment costs for long-lived assets incurred as a result of the impact of COVID-19 on our operations.